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                                                                   EXHIBIT 10.21



                            [MPOWER SOLUTIONS LOGO]



                                                               December 12, 1997


Mr. Mark Rangell
5731 E. Glen Stone Drive
Highlands Ranch, Colorado 80125

Dear Mark:

         We are pleased to extend to you this offer to join MPOWER in a senior management role. Following are the terms and conditions of our employment agreement.

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         TITLE:            Senior Vice President - Sales and Marketing

         BASE SALARY:      $135,000 per annum.

         COMMISSION:       In addition to your base salary you will be eligible
                           for a sales commission based on achieving planned sales department objectives for the MPOWER organization. Although the 1998 revenue plan has not been formalized by MPOWER, we estimate that the revenue objectives for new business will be in the range of $5M to $6M.

                           Your commission sales targets would be devised as follows:

                              1st quarter target = 10% of 1998 goal
                              2nd quarter target = 20% of 1998 goal
                              3rd quarter target = 30% of 1998 goal
                              4th quarter target = 40% of 1998 goal

                           The quarterly commission structure would consist of
                           the following:
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                              Target Level                                 Commission
                              ------------                                 ----------
                              < 100%      -   achievement of target       1% of new sales
                              100%        -   achievement of target       1.5% of new sales
                              110% - 150% -   achievement of target       2.0% of new sales
                              160% +      -   achievement of target       2.5% of new sales
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                           *Note: Deficits in 100% goal achievement from the
                           previous quarter must be made up for in the future
                           quarter, for commission targets to apply.

         EQUITY: I will recommend to the board of directors that you participate in MPOWER's stock option plan at an ownership level of approximately two and one half (2.5%) percent of currently outstanding shares of MPOWER which have been set aside for "new management". The board of directors will make the official grant. In terms of a vesting schedule, 25% of your total options granted will vest in January. 1999 upon the one-year anniversary date of your employment, and thereafter will vest monthly over a 36-month period on a pro ram monthly basis for the remaining 75% of the total options grant. Under the terms of the stock option plan, should mere be a change of ownership or control in MPOWER that terminates or substantially alters the stock option plan, you will vest immediately in all outstanding shares of this initial options grant.

         COMMUTATION:      MPOWER will reimburse you for all reasonable travel
                           to and from Denver/Albuquerque until a final decision
                           is made as to when an official office
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                             MPOWER Solutions Inc.
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                            [MPOWER SOLUTIONS LOGO]

Mr. Mark Rangell
December 12, 1997
Page 2
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                           will be located in Denver. It is expected in the
                           interim that you will work out of a home office in Denver and a remote office in Albuquerque. The Company will reimburse you for your economy fare air travel between Denver and Albuquerque; transportation to and from the Denver airport a shared rental/leased vehicle for your use in Albuquerque; and an apartment/hotel lodging during your time in New Mexico.

         BENEFITS:         You will be eligible to participate in MPOWER's
                           benefit plan. These benefits include a medical plan, Five weeks of paid vacation on and holidays, life insurance, long-term disability, sick leave, and a 401k savings plan. Your health benefits will become effective January 1, 1998. Most of these benefits are fully paid and some are contributions by you. Please note that the benefits are subject to modification at any time and that any benefit may be increased, decreased, changed or possibly eliminated in the future.

         START DATE:       On or about January 1, 1998.

         MPOWER POLICY:    This offer is contingent upon your execution of this
                           letter and the attached Employee Agreement. I knew that you will appreciate the business considerations behind such an agreement, which you should read carefully before signing.

                           The position is offered to you as a regular, exempt employee on an at-will basis. By signing this letter, you authorize MPOWER, to the extent permitted by law, to deduct from final wages or other monies due you at termination, any financial obligations that you owe MPOWER. This offer is subject to a satisfactory check of references, academic credentials, professorial designations and, if appropriate, supplemental security checks. In addition, this offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, in essence, the act requires you to establish your identity and employment eligibility, You will receive performance evaluation after the completion of your 90 day orientation period and semi-annually, thereafter,
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Mark, we look forward to having you join the MPOWER senior management team. If you have any questions, please do not hesitate to contact me directly. Please signify your understanding of these terms and acceptance of this offer by signing below and returning one copy of this letter to my attention at MPOWER.

                                           Sincerely,

                                           /s/ LORINE R. SWEENEY
                                           ------------------------------------
                                           Lorine R. Sweeney
                                           President & COO

I have read and agree to the terms
as stated above and I accept the
above offer of employment.


/s/ MARK RANGELL                         12/19/97
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Mark Rangell                                 Date